Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to Registration Statement No. 333-142437 of our report dated March 22, 2007 (October 5, 2007 as to the effects of the restatement discussed in Note 23) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Successor Company’s emergence from bankruptcy, effective May 1, 2006, the Successor Company’s adoption of Financial Accounting Standards Board Statement (FASB) No. 158, Employers’ Accounting for Defined Benefit Pension and Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006, the Predecessor Company’s adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143, effective May 1, 2006, and the restatement of the December 31, 2006 and May 1, 2006 (Successor Company) consolidated financial statements) relating to the consolidated financial statements and financial statement schedule of WCI Steel, Inc. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
October 18, 2007